Exhibit 99.1
Prestige Consumer Healthcare Inc. Reports Fiscal 2019 Second Quarter Results

•	Revenue was $239.4 Million in Q2 Fiscal 2019; Organic Revenue Growth of 1.6% Excluding Household Cleaning Divestiture

•	GAAP Diluted EPS Increased 4% to $0.59 in Q2; Adjusted EPS Increased 7% to $0.65

•	Reduced Debt by $100 Million From Cash Generation and Divestiture Proceeds

•	Reaffirming Previously Issued FY’19 Outlook

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-November 1, 2018-- Prestige Consumer Healthcare Inc. (NYSE:PBH), formerly Prestige Brands Holdings, Inc., today reported financial results for its second quarter and six months ended September 30, 2018.

“We are pleased with second quarter results, driven by continued solid consumption trends across our diversified and leading consumer healthcare portfolio. We reduced our debt by $100 million during the quarter, continuing our prudent capital allocation strategy. Based on our results for the first six months of fiscal 2019 and expectations for the remainder of the year, we are well positioned to achieve our full-year fiscal 2019 guidance,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Second Fiscal Quarter Ended September 30, 2018
Reported revenues in the second quarter of fiscal 2019 decreased 7.2% to $239.4 million, compared to $258.0 million in the second quarter of fiscal 2018. Revenues increased 1.6% on an organic basis, which excludes the impact related to the divested Household Cleaning segment. Organic revenues for the quarter were driven by continued strong consumption levels across the Company’s core brands, but were partially offset by the previously announced change in accounting policies around revenue recognition and the timing of related expenses as well as the transition of new packaging for the Company’s BC and Goody’s brands.

Reported gross profit margin in the second quarter fiscal 2019 was 57.4%, compared to 55.8% for the second quarter of fiscal 2018 or 56.3% excluding adjustments related to the Fleet acquisition and integration in the prior year. Sequentially, gross margin improved from 55.4% reported in first quarter fiscal 2019. The quarter benefited from increasingly stabilized freight and warehouse costs and the divestiture of the Household Cleaning segment. These improvements were partially offset by the expected BC and Goody’s packaging restage and the change in revenue recognition and the timing of related expenses.

Reported net income for the second quarter of fiscal 2019 totaled $30.8 million versus the prior year comparable quarter’s net income of $30.7 million. Diluted earnings per share were $0.59 for the second quarter of fiscal 2019 compared to $0.57 in the prior year comparable period. Non-GAAP adjusted net income for the second quarter of fiscal 2019 was $34.2 million, an increase over the prior year period’s adjusted net income of $32.5 million. Non-GAAP adjusted earnings per share were $0.65 per share for the second quarter of fiscal 2019 compared to $0.61 per share in the prior year comparable period.

Adjustments to net income in the second quarter of fiscal 2019 and fiscal 2018 include integration, transition, purchase accounting, legal and various other costs associated with acquisitions and divestitures, and the related income tax effects of the adjustments. Adjustments to net income in the second quarter of fiscal 2019 also include accelerated amortization of debt origination costs.

First Half of Fiscal 2019 Ended September 30, 2018
Reported revenues for the first six months of fiscal 2019 decreased 4.1% to $493.3 million compared to $514.6 million in the first six months of fiscal 2018. Revenues for the first six months of fiscal 2019 were driven by continued strong consumption levels across the Company’s legacy brands, offset by the divestiture of the non-core Household Cleaning segment in the second quarter of fiscal 2019. Organic revenue increased 0.4% for the first six months as consumption gains were partially offset by changes in accounting policies around revenue recognition and the timing of related expenses, as well as timing the transition of new packaging for the Company’s BC and Goody’s brands.

Reported gross profit margin in the first six months of fiscal 2019 was 56.4%, compared to 55.9% for the first six months of fiscal 2018 or 56.6% excluding adjustments related to the Fleet transition and integration in the prior year. The gross profit margin was in-line with the same period in the previous year as the positive impact of the divestiture of the non-core Household Cleaning segment was partially offset by the change in accounting policies around revenue recognition and the timing of related expenses as well as higher freight and warehousing costs.

Advertising and promotion expense for the first six months of fiscal 2019 was $74.2 million, or 15.0% of sales, compared to $76.1 million, or 14.8% of sales, in the prior year. As expected, higher advertising and promotion expense as a percentage of sales was attributable to ongoing investments behind the Company’s long-term brand building strategy.

Reported net income for the first six months of fiscal 2019 totaled $65.3 million versus the prior year comparable period net income of $64.5 million. Diluted earnings per share were $1.24 for the first six months of fiscal 2019 compared to $1.20 per share in the prior year comparable period. Non-GAAP adjusted net income for the first six months of fiscal 2019 was $70.0 million, an increase over the prior year period’s adjusted net income of $68.0 million. Non-GAAP adjusted earnings per share were $1.33 per share for the first six months of fiscal 2019 compared to $1.27 per share in the first six months of fiscal 2018.

Adjustments to net income in the first six months of fiscal 2019 and fiscal 2018 include integration, transition, purchase accounting, legal and various other costs associated with acquisitions and divestitures, and the related income tax effects of the adjustments. Adjustments to net income in the first six months of fiscal 2019 also include accelerated amortization of debt origination costs.

Free Cash Flow and Balance Sheet
The Company's net cash provided by operating activities for the second fiscal quarter of 2019 was $39.3 million compared to $54.4 million during the same period a year earlier. Non-GAAP adjusted free cash flow for the second fiscal quarter of 2019 was $44.1 million, compared to $54.8 million in the prior year comparable quarter. Changes in cash flow were driven by the divestiture of the Household Cleaning segment as well as an increase in inventory related to the launch of new packaging for the Company’s BC and Goody’s brands.

The Company's net debt position as of September 30, 2018 was approximately $1.9 billion. At September 30, 2018 the Company's covenant-defined leverage ratio was approximately 5.2x. The Company reduced debt by $100 million versus the first quarter fiscal 2019 through a combination of cash generation and approximately $50 million from Household Cleaning segment divestiture proceeds.

Segment Review
North American OTC Healthcare: Segment revenues totaled $216.0 million for the second quarter of fiscal 2019, compared to the prior year comparable quarter's revenues of $215.3 million. The second quarter fiscal 2019 result was favorably impacted by increased consumption among the majority of core OTC brands, but offset by the impacts of a change in accounting policies surrounding revenue recognition and the launch of new BC and Goody’s packaging.

For the first six months of the current fiscal year, reported revenues for the North American OTC segment were $430.7 million compared to $431.1 million in the prior year comparable period. The first six months of 2019 were favorably impacted by increased consumption among the majority of core OTC brands, but offset by the impacts of a change in accounting policies surrounding revenue recognition and the launch of new BC and Goody’s packaging.

International OTC Healthcare: Segment fiscal second quarter 2019 revenues totaled $23.4 million, an increase of 11.7% versus $21.0 million reported in the prior year comparable period. Higher revenues versus the prior year were driven by consumption growth and the normalization of differences in distributor orders and shipments experienced in first quarter.

For the first six months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $42.8 million, an increase of 2.3% over the prior year comparable period’s revenues of $41.9 million.

Household Cleaning: As previously announced, the Company closed the sale of its Household Cleaning segment on July 2, 2018 and used net proceeds from the divestiture to pay down debt. For the first quarter of fiscal 2019, the Household Cleaning segment generated $19.8 million in revenues with no reported revenue in the second quarter of 2019.

Commentary and Outlook for Fiscal 2019
Ron Lombardi, CEO, stated, “Our solid overall second quarter and first half of fiscal 2019 performance are the result of our successful long-term brand-building and portfolio evolution efforts. In our second quarter, we delivered approximately 2% organic growth trends despite the temporary timing factors related to the change in revenue recognition and the BC & Goody’s restaged packaging. In addition, freight and warehouse costs continue to improve to more normalized levels. Meanwhile we used $100 million in the quarter from cash flow and the sale of Household Cleaning towards debt reduction. This debt reduction demonstrates our ongoing commitment to disciplined capital allocation.”

“We are reaffirming our fiscal 2019 outlook for revenue, profitability and cash flow. Our consumer healthcare platform includes a strong and diverse portfolio of brands well positioned for continued long-term growth. We remain focused on the execution of our three-pillar strategy of brand-building, maintaining a strong financial profile, and efficient capital allocation and look forward to continuing to use this approach to drive shareholder value over time,” he concluded.

Fiscal 2019 Full-Year Outlook
Revenue	$985 to $995 million
Organic Growth Percentage*	0.5% to 1.5%
Adjusted E.P.S.*	$2.84 to $2.92
Adjusted Free Cash Flow*	$205 million or more

Fiscal Q2 Conference Call, Accompanying Slide Presentation and Replay
The Company will host a conference call to review its second quarter results today, November 1, 2018 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID number is 1375008. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 1375008.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's expectations regarding future operating results including revenues, earnings per share and free cash flow, the Company's ability to continue to improve freight and warehousing costs, the Company’s ability to increase shareholder value and the Company’s ability to position itself for long-term success and growth. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
The Company markets and distributes brand name over-the-counter healthcare products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, The Doctor's® NightGuard® dental protector, Efferdent® denture care products, Luden's® throat drops, Debrox® earwax remover,

Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigebrands.com.

* See the “About Non-GAAP Financial Measures” section of this report for further presentation information.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2018	2017	2018	2017
Revenues
Net sales	$239,354	$257,930	$493,308	$514,417
Other revenues	3	96	29	182
Total revenues	239,357	258,026	493,337	514,599

Cost of Sales
Cost of sales excluding depreciation	100,647	112,580	212,716	224,337
Cost of sales depreciation	1,238	1,348	2,526	2,688
Cost of sales	101,885	113,928	215,242	227,025
Gross profit	137,472	144,098	278,095	287,574

Operating Expenses
Advertising and promotion	37,042	39,188	74,153	76,132
General and administrative	24,034	21,999	47,975	42,409
Depreciation and amortization	6,756	7,186	13,840	14,353
Gain on divestiture	(1,284)	—	(1,284)	—
Total operating expenses	66,548	68,373	134,684	132,894
Operating income	70,924	75,725	143,411	154,680

Other (income) expense
Interest income	(33)	(85)	(133)	(154)
Interest expense	27,103	26,921	53,143	53,331
Other expense (income), net	335	(432)	422	(506)
Total other expense	27,405	26,404	53,432	52,671
Income before income taxes	43,519	49,321	89,979	102,009
Provision for income taxes	12,678	18,616	24,672	37,545
Net income	$30,841	$30,705	$65,307	$64,464

Earnings per share:
Basic	$0.59	$0.58	$1.25	$1.21
Diluted	$0.59	$0.57	$1.24	$1.20

Weighted average shares outstanding:
Basic	51,841	53,098	52,238	53,068
Diluted	52,153	53,539	52,545	53,524

Comprehensive income, net of tax:
Currency translation adjustments	(2,145)	2,716	(5,119)	3,835
Unrecognized net gain on pension plans	—	—	—	1
Total other comprehensive (loss) income	(2,145)	2,716	(5,119)	3,836
Comprehensive income	$28,696	$33,421	$60,188	$68,300

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2018	March 31, 2018

Assets
Current assets
Cash and cash equivalents	$36,910	$32,548
Accounts receivable, net of allowance of $14,433 and $12,734, respectively	153,849	140,881
Inventories	113,569	118,547
Deferred income tax assets	—	26
Prepaid expenses and other current assets	10,172	11,475
Total current assets	314,500	303,477

Property, plant and equipment, net	52,321	52,552
Goodwill	612,444	620,098
Intangible assets, net	2,715,070	2,780,916
Other long-term assets	3,360	3,569
Total Assets	$3,697,695	$3,760,612

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$66,251	$61,390
Accrued interest payable	9,665	9,708
Other accrued liabilities	70,057	52,101
Total current liabilities	145,973	123,199

Long-term debt, net	1,895,835	1,992,952
Deferred income tax liabilities	440,853	442,518
Other long-term liabilities	21,796	23,333
Total Liabilities	2,504,457	2,582,002

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,609 shares at September 30, 2018 and 53,396 shares at March 31, 2018	536	534
Additional paid-in capital	474,137	468,783
Treasury stock, at cost - 1,871 shares at September 30, 2018 and 353 shares at March 31, 2018	(59,928)	(7,669)
Accumulated other comprehensive loss, net of tax	(24,434)	(19,315)
Retained earnings	802,927	736,277
Total Stockholders' Equity	1,193,238	1,178,610
Total Liabilities and Stockholders' Equity	$3,697,695	$3,760,612

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
(In thousands)	2018	2017
Operating Activities
Net income	$65,307	$64,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,366	17,041
Gain on divestiture	(1,284)	—
Loss on disposal of property and equipment	37	1,461
Deferred income taxes	339	16,321
Amortization of debt origination costs	3,021	3,494
Excess tax benefits from share-based awards	—	470
Stock-based compensation costs	4,328	4,726
Other	247	—
Changes in operating assets and liabilities:
Accounts receivable	(7,718)	(9,345)
Inventories	(4,145)	(3,409)
Prepaid expenses and other current assets	1,302	17,123
Accounts payable	4,187	8,008
Accrued liabilities	14,339	(11,869)
Other	(1,219)	55
Net cash provided by operating activities	95,107	108,540

Investing Activities
Purchases of property, plant and equipment	(5,074)	(4,785)
Acquisition of Fleet escrow receipt	—	970
Proceeds from divestiture	65,912	—
Net cash provided by (used in) investing activities	60,838	(3,815)

Financing Activities
Term loan repayments	(100,000)	(105,000)
Borrowings under revolving credit agreement	30,000	—
Repayments under revolving credit agreement	(30,000)	—
Proceeds from exercise of stock options	1,028	1,466
Fair value of shares surrendered as payment of tax withholding	(2,281)	(1,075)
Repurchase of common stock	(49,978)	—
Net cash used in financing activities	(151,231)	(104,609)

Effects of exchange rate changes on cash and cash equivalents	(352)	1,006
Increase in cash and cash equivalents	4,362	1,122
Cash and cash equivalents - beginning of period	32,548	41,855
Cash and cash equivalents - end of period	$36,910	$42,977

Interest paid	$49,147	$49,404
Income taxes paid	$2,444	$9,037

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended September 30, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$215,950	$23,407	$—	$239,357
Cost of sales	92,007	9,878	—	101,885
Gross profit	123,943	13,529	—	137,472
Advertising and promotion	33,325	3,717	—	37,042
Contribution margin	$90,618	$9,812	$—	100,430
Other operating expenses				29,506
Operating income				70,924
Other expense				27,405
Income before income taxes				43,519
Provision for income taxes				12,678
Net income				$30,841
* Intersegment revenues of $1.6 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$430,725	$42,801	$19,811	$493,337
Cost of sales	181,160	17,494	16,588	215,242
Gross profit	249,565	25,307	3,223	278,095
Advertising and promotion	66,583	7,140	430	74,153
Contribution margin	$182,982	$18,167	$2,793	203,942
Other operating expenses				60,531
Operating income				143,411
Other expense				53,432
Income before income taxes				89,979
Provision for income taxes				24,672
Net income				$65,307
*Intersegment revenues of $4.3 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended September 30, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$215,302	$20,957	$21,767	$258,026
Cost of sales	87,184	9,296	17,448	113,928
Gross profit	128,118	11,661	4,319	144,098
Advertising and promotion	35,064	3,593	531	39,188
Contribution margin	$93,054	$8,068	$3,788	104,910
Other operating expenses				29,185
Operating income				75,725
Other expense				26,404
Income before income taxes				49,321
Provision for income taxes				18,616
Net income				$30,705
* Intersegment revenues of $2.3 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$431,117	$41,855	$41,627	$514,599
Cost of sales	173,685	19,246	34,094	227,025
Gross profit	257,432	22,609	7,533	287,574
Advertising and promotion	67,872	7,283	977	76,132
Contribution margin	$189,560	$15,326	$6,556	211,442
Other operating expenses				56,762
Operating income				154,680
Other expense				52,671
Income before income taxes				102,009
Provision for income taxes				37,545
Net income				$64,464
* Intersegment revenues of $3.7 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Growth Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted Advertising and Promotion Expense, Non-GAAP Adjusted Advertising and Promotion Expense Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:

•	Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with divestiture and allocated cost that remain after divestiture in the periods presented.

•	Non-GAAP Organic Revenue Growth Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.

•	Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain integration, transition, acquisition and divestiture-related costs.

•	Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.

•	Non-GAAP Adjusted Advertising and Promotion Expense: GAAP Advertising and Promotion expenses minus certain integration, transition, and acquisition-related costs.

•	Non-GAAP Adjusted Advertising and Promotion Expense Percentage: Calculated as Non-GAAP Adjusted Advertising and Promotion expense divided by GAAP Total Revenues.

•	Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus certain integration, transition, acquisition and divestiture-related costs.

•	Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.

•	Non-GAAP EBITDA: GAAP Net Income (Loss) less net interest expense (income), income taxes provision (benefit), and depreciation and amortization.

•	Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.

•	Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less certain integration, transition, acquisition and divestiture-related costs and gain on divestiture.

•	Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain integration, transition, acquisition and divestiture-related costs, gain on divestiture, accelerated amortization of debt origination costs, applicable tax impact associated with these items and normalized tax rate adjustment.

•	Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.

•	Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.

•	Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for integration and transition costs associated with acquisition and divestiture.

•	Net Debt: Calculated as total principal amount of debt outstanding ($1,913,000 at September 30, 2018) less cash and cash equivalents ($36,910 at September 30, 2018). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Growth percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
(In thousands)
GAAP Total Revenues	$239,357	$258,026	$493,337	$514,599
Revenue Growth	(7.2)%		(4.1)%
Adjustments:
Revenues associated with divestiture	—	(21,767)	(19,811)	(41,627)
Allocated costs that remain after divestiture	—	(700)	—	(1,400)
Total adjustments	—	(22,467)	(19,811)	(43,027)
Non-GAAP Organic Revenues	$239,357	$235,559	$473,526	$471,572
Non-GAAP Organic Revenue Growth	1.6%		0.4%

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
(In thousands)
GAAP Total Revenues	$239,357	$258,026	$493,337	$514,599

GAAP Gross Profit	$137,472	$144,098	$278,095	$287,574
GAAP Gross Profit as a Percentage of GAAP Total Revenue	57.4%	55.8%	56.4%	55.9%
Adjustments:
Integration, transition and other costs associated with divestiture and acquisition (1)	—	1,143	170	3,719
Total adjustments	—	1,143	170	3,719
Non-GAAP Adjusted Gross Margin	$137,472	$145,241	$278,265	$291,293
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	57.4%	56.3%	56.4%	56.6%
(1) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business, including (but not limited to) costs to exit or convert contractual obligations, severance, information system conversion and consulting costs.

Reconciliation of GAAP Advertising and Promotion Expense and related GAAP Advertising and Promotion Expense percentage to Non-GAAP Adjusted Advertising and Promotion Expense and related Non-GAAP Adjusted Advertising and Promotion Expense percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
(In thousands)
GAAP Advertising and Promotion Expense	$37,042	$39,188	$74,153	$76,132
GAAP Advertising and Promotion Expense as a Percentage of GAAP Total Revenue	15.5%	15.2%	15.0%	14.8%
Adjustments:
Integration, transition and other costs associated with acquisition(1)	—	(231)	—	(192)
Total adjustments	—	(231)	—	(192)
Non-GAAP Adjusted Advertising and Promotion Expense	$37,042	$39,419	$74,153	$76,324
Non-GAAP Adjusted Advertising and Promotion Expense as a Percentage of GAAP Total Revenues	15.5%	15.3%	15.0%	14.8%
(1) Acquisition related items represent costs related to integrating the advertising agencies of the recently acquired business.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
(In thousands)
GAAP General and Administrative Expense(1)	$24,034	$21,999	$47,975	$42,409
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	10.0%	8.5%	9.7%	8.2%

Adjustments:
Integration, transition and other costs associated with divestiture and acquisition (2)	2,850	888	4,272	1,472
Total adjustments	2,850	888	4,272	1,472
Non-GAAP Adjusted General and Administrative Expense	$21,184	$21,111	$43,703	$40,937
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	8.9%	8.2%	8.9%	8.0%
(1) Certain immaterial amounts have been reclassified out of general and administrative expense into other expense for 2017.
(2) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
(In thousands)
GAAP Net Income	$30,841	$30,705	$65,307	$64,464
Interest expense, net	27,070	26,836	53,010	53,177
Provision for income taxes	12,678	18,616	24,672	37,545
Depreciation and amortization	7,994	8,534	16,366	17,041
Non-GAAP EBITDA	78,583	84,691	159,355	172,227
Non-GAAP EBITDA Margin	32.8%	32.8%	32.3%	33.5%
Adjustments:
Integration, transition and other costs associated with divestiture and acquisition in Cost of Goods Sold (1)	—	1,143	170	3,719
Integration, transition and other costs associated with acquisition in Advertising and Promotion Expense(1)	—	(231)	—	(192)
Integration, transition and other costs associated with divestiture and acquisition in General and Administrative Expense (1)	2,850	888	4,272	1,472
Gain on divestiture	(1,284)	—	(1,284)	—
Total adjustments	1,566	1,800	3,158	4,999
Non-GAAP Adjusted EBITDA	$80,149	$86,491	$162,513	$177,226
Non-GAAP Adjusted EBITDA Margin	33.5%	33.5%	32.9%	34.4%
(1) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended September 30,				Six Months Ended September 30,
	2018	2018 Adjusted EPS	2017	2017 Adjusted EPS	2018	2018 Adjusted EPS	2017	2017 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income	$30,841	$0.59	$30,705	$0.57	$65,307	$1.24	$64,464	$1.20
Adjustments:
Integration, transition and other costs associated with divestiture and acquisition in Cost of Goods Sold (1)	—	—	1,143	0.02	170	—	3,719	0.07
Integration, transition and other costs associated with acquisition in Advertising and Promotion Expense(1)	—	—	(231)	—	—	—	(192)	—
Integration, transition and other costs associated with divestiture and acquisition in General and Administrative Expense (1)	2,850	0.05	888	0.02	4,272	0.08	1,472	0.03
Gain on divestiture	(1,284)	(0.02)	—	—	(1,284)	(0.02)	—	—
Accelerated amortization of debt origination costs	706	0.01	—	—	706	0.01	—	—
Tax impact of adjustments (2)	824	0.02	(658)	(0.01)	420	0.01	(1,825)	(0.03)
Normalized tax rate adjustment (3)	222	—	614	0.01	415	0.01	312	—
Total adjustments	3,318	0.06	1,756	0.04	4,699	0.09	3,486	0.07
Non-GAAP Adjusted Net Income and Adjusted EPS	$34,159	$0.65	$32,461	$0.61	$70,006	$1.33	$67,950	$1.27
(1) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
(In thousands)
GAAP Net Income	$30,841	$30,705	$65,307	$64,464
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	5,349	21,530	23,054	43,513
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	3,065	2,184	6,746	563
Total adjustments	8,414	23,714	29,800	44,076
GAAP Net cash provided by operating activities	39,255	54,419	95,107	108,540
Purchases of property and equipment	(2,605)	(2,231)	(5,074)	(4,785)
Non-GAAP Free Cash Flow	36,650	52,188	90,033	103,755
Integration, transition and other payments associated with divestiture and acquisition (1)	7,429	2,654	7,618	7,602
Non-GAAP Adjusted Free Cash Flow	$44,079	$54,842	$97,651	$111,357
(1) Payments related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2019:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	2019 Projected EPS
	Low	High
Projected FY'19 GAAP EPS	$2.75	$2.83
Adjustments:
Sale of Household Cleaning business (1)	0.07	0.07
Tax adjustment	0.02	0.02
Total Adjustments	0.09	0.09
Projected Non-GAAP Adjusted EPS	$2.84	$2.92
(1) Represents costs related to the sale of our Household Cleaning business including (but not limited to) costs to exit or convert contractual obligations, severance, consulting costs and certain costs related to the consummation of the divestiture process such as legal and other divestiture related professional fees, net of taxes, partly offset by the gain on sale of our Household Cleaning business.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2019 Projected Free Cash Flow
(In millions)
Projected FY'19 GAAP Net cash provided by operating activities	$195
Additions to property and equipment for cash	(13)
Projected Non-GAAP Free Cash Flow	182
Payments associated with divestiture(1)	23
Projected Non-GAAP Adjusted Free Cash Flow	$205
(1) Divestiture related items represent costs related to divesting of business sold including (but not limited to) taxes, costs to exit or convert contractual obligations, severance, consulting costs and certain costs related to the consummation of the divestiture process such as legal and other divestiture related professional fees.